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Final version 28 June 1995

                                       CONTENTS

Section 1   Definitions                                                  page 1

Section 2   Appointment                                                       2

Section 3   Not to Offer Products Outside of Japan                            4

Section 4   Fujisawa Obligations                                              4

Section 5   Vysis Obligations                                                 6

Section 6   Consideration for Exclusive Japanese
            Marketing Rights                                                  9

Section 7   Japanese Regulatory Approvals and Costs                           9

Section 8   Orders                                                           10

Section 9   Delivery and Title                                               11

Section 10  Pricing, Invoicing and Payment                                   12

Section 11  Warranties, Liabilities and Claims                               15

Section 12  Vysis Trademarks and Trademarks                                  17

Section 13  Terms of Agreement/Termination                                   19

Section 14  Japanese Patent or Trademark Infringement                        21

Section 15  Independent Contractor                                           22

Section 16  Assignment                                                       22

Section 17  Waiver                                                           22


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Section 18  Language of Agreement                                            23

Section 19  Governing Law and Dispute Resolution                             23

Section 20  Confidentiality                                                  24

Section 21  Notices                                                          24

Section 22  Entirety of Agreement and Modifications                          25

Section 23  Force Majeure                                                    25


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                           EXCLUSIVE DISTRIBUTOR AGREEMENT

THIS AGREEMENT (the "Agreement") is made effective as of the 31st day of July, 1995, by and between VYSIS, INC., a company organized under the laws of the State of Illinois, U.S.A. and having its principal office at 3100 Woodcreek Drive, Downers Grove, Illinois, U.S.A. 60515 ("Vysis") and FUJISAWA PHARMACEUTICAL CO., LTD., a company organized under the laws of Japan and having its principal office at 4-7, Doshomachi 3-chome, Chuo-ku, Osaka 541 Japan ("Fujisawa").

Vysis and Fujisawa agree as follows:

1.    Definitions

In this Agreement the following terms shall be defined as follows:

    (a) Products - The products of Vysis as listed in Schedule 1 (attached and incorporated herein) and designed for use in the research or management of genetic diseases.

    (b) Vysis Patent Rights - (1) Any Japanese patent applications, and any patents issuing therefrom, which cover diagnostic-related products for the Field of Use and are filed by Vysis or are licensed exclusively to Vysis during this Agreement and (2) the pending Japanese patent applications listed in Schedule 2 (attached and incorporated herein.)

    (c) Clinical Diagnostics - all uses of Products in the Field of Use in the diagnosis of disease in humans which require the Japanese government's regulatory approval to market the Products for such uses.

    (d) Research - all applications of IN VITRO Products in the Field of Use other than those specifically designated for clinical diagnostic use and approved by regulatory agencies (such as


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Koseisho).

    (e) Field of Use - shall mean use of Products in the Research and Clinical Diagnostics markets for the screening, diagnosis, prognosis, monitoring, etc. of genetic disease and predisposition and cancer in humans.

    (f) Contract Year - each twelve month period January 1 to
December 31, with the exception of 1995, which shall be adjusted for the start date of this Agreement.

2.    Appointment

    (a) Vysis hereby appoints Fujisawa as its exclusive distributor in Japan to promote and extend the sale of the Products to customers located in Japan for use in (1) the Research market and (2) the Clinical Diagnostics market; except that Fujisawa is appointed only as a co-exclusive distributor for the Whole Chromosome Paint Products until June 30, 1995, from which time such co-exclusive appointment shall be changed to exclusive. Fujisawa hereby accepts the appointment and agrees to purchase the Products for resale to customers in Japan and to use its reasonable efforts to promote, develop, and increase the sale of the Products for the Field of Use in the Research market and the Clinical Diagnostics market in Japan.

    (b) Fujisawa's continued appointment as an exclusive distributor in Japan is conditioned upon Fujisawa's satisfaction of minimum Product purchase obligations for each Contract Year during this Agreement. Fujisawa's minimum purchase obligations for each Contract Year from 1995 through 1997 are listed in
Schedule 3 (attached and incorporated herein). Vysis and Fujisawa will agree annually on the minimum purchase obligations for each Contract Year thereafter by no later than two (2) months prior to the end of the preceding Contract Year. If Fujisawa and Vysis fail to agree on the minimum purchase obligations for any Contract Year after 1997,


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then the minimum purchase obligations for Contract Year 1997 shall be used for that Contract Year.

    (c) If Fujisawa does not meet its minimum purchase obligations for a Contract Year, then within sixty (60) days after the end of the Contract Year, Vysis may, in its sole discretion and upon giving Fujisawa ninety (90) days prior written notice either:

        i) terminate the exclusive appointment of Fujisawa hereunder, resulting in an appointment of Fujisawa as a non-exclusive distributor in Japan hereunder, or

        ii)  terminate this Agreement.

Provided, however, that:

    i) if Fujisawa demonstrates the reasonableness of the failure to meet its minimum purchase obligations, Vysis shall not exercise the above right, and

    ii) if the exclusive appointment of Fujisawa hereunder is converted to the non-exclusive one and Vysis grants to such third party nonexclusive distributor in Japan any term and condition more favorable than those provided herein, then such more favorable term and condition shall be thereafter applicable to Fujisawa.

    (d) During the period for which its appointment hereunder is exclusive, unless otherwise agreed upon between Vysis and Fujisawa, Fujisawa shall not manufacture, distribute or sell in the Research or Clinical Diagnostics markets any other nucleic acid-based diagnostic products capable of hybridization to any gene, mRNA or chromosome, instrument or software which directly compete with Products in the Field of Use. Fujisawa's obligations in this paragraph shall not apply to any reagent product, instrument or software which have been distributed and marketed by Fujisawa as


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of the beginning date described in the first sentence of this Agreement.

    (e) During the period for which Fujisawa's appointment is exclusive, Vysis agrees (1) not to appoint any other distributor for Products for the Field of Use in the Research and Clinical Diagnostics markets in Japan, (2) not to sell any Product to any third party for use or for soliciting orders or seeking customers for the Products in the Field of Use in Japan, and (3) not to grant any license under Vysis Patent Rights in the Field of Use. Vysis' performance of its existing Agreement with Life Technologies, Inc. for worldwide distribution of Whole Chromosome Paint Products, which expires on June 30, 1995, shall not be deemed a breach of these obligations.

3.    Not to Offer Products Outside Japan

Subject to the requirements of applicable laws and regulations, Fujisawa shall not directly or indirectly (a) solicit orders or seek customers for the Products outside Japan, nor (b) sell Products outside Japan.

4.    Fujisawa Obligations

    (a) Fujisawa shall at all times use its reasonable efforts to promote, develop, and increase the sale of the Products to customers within Japan and generally to enhance the reputation of the Products and of Vysis. For these purposes, Fujisawa shall meet its minimum purchase obligations as referred to in Paragraph (b) of Section 2 hereof and shall, at its cost and expense use its reasonable efforts to:

        (1) maintain in its inventory in Japan the Products under suitable storage conditions, which include cold storage for all reagent Products. Such inventory and storage conditions may be verified by periodic visits with reasonable prior written request by


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Vysis to Fujisawa no more often than once each Contract Year during normal business hours by a Vysis representative;

        (2) provide adequate qualified personnel and equipment to perform its duties and obligations described herein;

        (3) make its personnel available at its expense to attend Vysis training sessions held in English to ensure that its personnel have the skills and knowledge to perform its duties and obligations described herein. The parties will agree upon the location for and number of training sessions to be held;

        (4) hold technical training seminars in Japan at such frequency as agreed upon from time to time between Vysis and Fujisawa for customers on use of Products as considered necessary or appropriate to hold such seminars;

        (5) provide its customers Product price lists and Japanese translations of Vysis promotional and technical literature, such as Operator's Manuals, advertising brochures with artwork supplied by Vysis, sales literature, point of sales literature, and Japanese extensions of promotional programs of Vysis;

        (6) subject to the provision of Paragraph (a) of Section 11 hereof, provide its customers with suitable installation of systems and upgrades, technical service, repair and spare part replacement services for Products;

        (7) provide Vysis before the start of each calendar quarter, beginning October 1, 1995, with a twelve (12) month rolling forecast of its requirements for the Products;

        (8) provide Vysis opportunities at Vysis' cost and expense to meet with Japanese customers and thought leaders in the Research and Clinical Diagnostics markets together with Fujisawa personnel when requested by Vysis;


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       (9) provide Vysis an annual sales and marketing report, including (i)
analysis of the state of the Research and Clinical Diagnostics markets in Japan,
(ii) a summary of its sales of Products by customer and wholesaler, (iii) competitor activity and (iv) a listing of new applications for Products;

       (10) provide written notification to Vysis within thirty (30) days of any material change to the organization, personnel, or structure of Fujisawa or any transfer of a material portion of Fujisawa's assets which could at Fujisawa's sole judgement materially impact on Fujisawa's obligations hereunder;

       (11) provide Vysis promptly after filing with copies of all new original Japanese patent applications which are filed by Fujisawa or licensed to Fujisawa during this Agreement which cover Product-related inventions in the Field of Use; and

       (12) provide Vysis with scientific publications in the Field of Use by or funded by Fujisawa and related to Products.

5.    Vysis Obligations

    (a) Vysis, at its cost and expense, shall:

    (1) provide Fujisawa in writing within thirty (30) days following the end of each half year of each Contract Year with semi-annual updates of its planned new diagnostic-related product introduction schedule;

    (2) introduce to Fujisawa any and all of its new reagent products designed for use in research or management of genetic disease, and instrument and software products used for image analyses, detection and/or enumeration of such reagent products by providing Fujisawa with (i) catalog, (ii) promotional materials, (iii) Price List, and (iv) product data sheets for such reagent products,


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instruments and software within sixty (60) days of Vysis' introduction in the
USA of such products for the Field of Use into the Research or Clinical Diagnostics markets and grant Fujisawa a first refusal right to list any of such products in Schedule 1. If Fujisawa exercises such first refusal right in writing on any of such products ("Exercised Products"), such Exercised Products shall be automatically included in Schedule 1. If Fujisawa does not exercise within ninety (90) days of date of introduction to Fujisawa such first refusal right in writing on any of such products ("Refused Products"), Vysis may thereafter offer and sell such Refused Products to any third party in Japan;

    (3) provide Fujisawa with copies of its English language promotional material and with at least sixty (60) days advance notice of the details and the start of Vysis U.S. promotional programs for all Products;

    (4) provide Fujisawa with artwork from its U.S. promotional material for use in preparing Japanese promotional materials;

    (5) provide the instructors and English materials for training sessions for Fujisawa personnel in the U.S. as mutually agreed upon. For training provided by Vysis upon Fujisawa's request in Japan, Fujisawa will reimburse Vysis for the travel expenses for Vysis personnel;

"Travel expenses" shall mean:

i) a minimum of business class airfare,

ii) an ordinary train transportation in Japan,

iii) reasonable hotel costs associated with a business class hotel, and

iv) reasonable other living expenses.


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Such travel expenses to be reimbursed by Fujisawa shall in no event include such
Vysis personnel's personal expenses and benefits including, but not limited to, the salaries, insurance and contributions to the retirement plan of such Vysis personnel.

Vysis shall bill to Fujisawa such travel expenses together with supporting documents and invoices and Fujisawa shall pay to Vysis such travel expenses within thirty (30) days following receipt by Fujisawa of said bill if Fujisawa has confirmed the reasonableness of such bill.

    (6) provide Fujisawa promptly after filing with copies of all new original U.S. patent applications and its equivalent Japanese patent applications which are filed by Vysis or licensed to Vysis during this Agreement and cover diagnostic-related inventions in the Field of Use and/or relate to the Products;

    (7) provide Fujisawa with copies of scientific publications in the Field of Use by Vysis or funded by Vysis;

    (8) provide Fujisawa within thirty (30) days following the end of each Contract Year with an annual research progress report on its diagnostic research efforts in the Field of Use and will provide a written mid-year summary update. If both parties consider it necessary, Vysis and Fujisawa shall also hold from time to time technical exchange meetings to exchange and discuss each party's relevant research information on products for the Research and Clinical Diagnostics markets in the Field of Use. All costs incurred by each party for attendance at the technical exchange meetings shall be borne by such party; and

    (9) file, prosecute, and maintain Vysis Patent RIghts; provided that Vysis shall have the right to abandon prosecution or maintenance of any Japanese Vysis Patent Rights upon sixty (60) days prior written notice to Fujisawa. If Fujisawa thereafter


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requests within sixty (60) days of the date of the Vysis notice, that Vysis continue to prosecute or maintain the Vysis Patent Rights of which Vysis wishes to abandon prosecution or maintenance, then Vysis and Fujisawa shall discuss and agree how to deal with the matter.

6.  Consideration for Exclusive Japanese Marketing Rights

    In consideration of its appointment as Vysis' exclusive distributor of Products in Japan for the Research and Clinical Diagnostics markets, Fujisawa agrees to pay to Vysis, subject to the provision of Paragraph (e) of Section 13 hereof, Three Million U.S. Dollars (US $3,000,000), to be used by Vysis at its discretion in support of its on-going research and clinical trials on the
Products.   Fujisawa shall pay this amount to Vysis by making five annual marketing payments of Six Hundred Thousand U.S. Dollars (US $600,000), with the first payment paid on signing of this Agreement and the remaining payments due annually thereafter on each anniversary of the signing of this Agreement (Marketing Payments).


7.    Japanese Regulatory Approvals and Costs

         (a) Fujisawa agrees to use its reasonable efforts to obtain regulatory approval for the sale of such Products as selected pursuant to Paragraph (b) of this Section in Japan for Clinical Diagnostics.

         (b) Vysis and Fujisawa will cooperate in determining which Products will be selected for obtaining Japanese regulatory approval for Clinical Diagnostics.

         (c) Fujisawa shall be responsible for all costs associated with obtaining regulatory approval for Clinical Diagnostics of such Products as selected pursuant to Paragraph (b) of this Section in Japan.


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         (d) Vysis shall provide reasonable assistance to Fujisawa in obtaining regulatory approval for the sale of such Products as selected pursuant to Paragraph (b) of this Section for Clinical Diagnostics in Japan and will provide Fujisawa free of charge with English language copies of all data related to obtaining approval from the U.S. FDA which Vysis obtains on Products provided, however, that at least the data on storage conditions and expiration dating shall be in conformity with the requirements of Koseisho. If the data provided to Fujisawa is insufficient for obtaining said regulatory approval for the sale of such Products as selected pursuant to Paragraph (b) of this Section because of requirements specific to Koseisho, Fujisawa will be responsible for developing the necessary additional data at its own expense.

         (e) Fujisawa will keep Vysis informed on the status of its Japanese regulatory efforts, including at Vysis' request, a written annual report.

         (f) Fujisawa will provide Vysis free of charge with copies of each IN VITRO diagnostic application for obtaining regulatory approval for the sale of such Products as selected pursuant to Paragraph (b) of this Section for Clinical Diagnostics in Japan submitted to Koseisho and subsequently submitted data.

8.    Orders

         (a) Fujisawa shall place its orders to Vysis in accordance with Vysis' existing procedures. Typographical and clerical errors shall be subject to correction. Fujisawa and Vysis will review Vysis' existing order placement procedures promptly after signing of this Agreement and will agree upon any necessary changes. Fujisawa shall submit firm purchase orders for the Products to Vysis not less than (i) sixty (60) days with respect to reagents, or (ii) ninety (90) days with respect to instrumentation (including spare parts thereof) and optical filters, in advance of the


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date on which Fujisawa wishes the shipment from Vysis of the Products.  Vysis shall promptly acknowledge such orders and deliver all ordered Products as instructed in such orders except that if Fujisawa places purchase orders with delivery dates less than the sixty (60) or ninety (90) days as indicated above, Vysis will use its best efforts to supply Products. All sales of Products shall be made under the terms and conditions set forth herein and shall not be modified or supplemented by purchase orders, shipping instructions, or any other form containing terms at variance with or in addition to those provided herein.

         (b) Fujisawa shall not cancel any of its firm purchase orders for the Products, or return previously delivered Products without providing written notice to Vysis and receiving the written consent of Vysis. Fujisawa shall pay for all costs of any returns except for the Defective Products defined in Paragraph (c) of Section II hereof.

         (c) Vysis shall have the right to cease manufacturing and sale of any Product upon ninety (90) days notice to Fujisawa and mutual agreement.

9.    Delivery and Title

         (a) Except as otherwise mutually agreed upon in writing, Vysis shall deliver and Fujisawa shall accept the Products FOB Downers Grove, Illinois, U.S.A. in accordance with Incoterms 1990. Title to and risk of loss of the Products shall pass from Vysis to Fujisawa upon delivery of the Products FOB Downers Grove in accordance with Incoterms 1990. Upon Fujisawa's request, Vysis will arrange for freight to Japan and will invoice Fujisawa for such freight. The term "delivery" and any connotation thereof wherever used in this Agreement shall have the meaning as stated in this Section.

         (b) Vysis will deliver Products with packaging and


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shipping labels in English and in Japanese if requested by Fujisawa, together with the certificate of analysis thereof. Fujisawa must provide the Japanese translations necessary to fulfill this requirement.

10.    Pricing, Invoicing and Payment

    (a) Subject to the requirements of applicable laws and regulations, the price to be paid by Fujisawa for reagent Products delivered during the first three Contract Years of this Agreement shall be twenty-five percent (25%) discount from Vysis' U.S. List Price for the ordered Products in effect at the time of order placement. During the first three Contract Years of this Agreement, instrument Products will be delivered at a discount from Vysis' U.S. List Price for the ordered Products in effect at the time of order placement of fifteen percent (15%) for the first four instruments ordered in a year or a twenty percent (20%) discount for the fifth or greater instrument ordered in that year. During the first three Contract Years of this Agreement, filter Products will be delivered at a ten percent (10%) discount from Vysis' U.S. List Price for the ordered Products in effect at the time of order placement.

The price to be paid by Fujisawa for Products delivered after the first three years of this Agreement shall be mutually agreed to by Fujisawa and Vysis on an annual basis before the end of each Contract Year to be effective on the following April 1. Fujisawa and Vysis will begin negotiations over each annual price at least sixty (60) days before the end of each Contract Year. If the parties fail to agree upon a new annual price, the price shall remain at the current percentage of the U.S. List Price.

Vysis and Fujisawa further agree:

    (i) that the price to be paid by Fujisawa for any Product shall not be increased through increase in the U.S. List Price by more than ten percent (10%) in any one year of this Agreement unless due to


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circumstances outside of Vysis' control and mutually agreed upon;

    (ii) that any increases in the U.S. List Price for any Product made by Vysis shall only apply to calculation of the purchase price hereunder if Vysis provides written notice of the increase to Fujisawa by January 1 to be effective for twelve months beginning the following April 1;

    (iii) that, upon Fujisawa's request, Vysis shall negotiate in good faith upon a discount for the purchase price for an order, except that Vysis shall not be obligated to agree to any discount; and

    (iv) that Vysis will provide free of charge to Fujisawa sample quantities of kits of reagent Products for the Contract Years 1995 - 1997 as follows:

         (1) for the Contract Year 1995, forty (40) twenty test equivalent kits will be provided;

         (2) for the Contract Year 1996, such quantities as are equivalent to 20% of the total purchase price of all reagent Products which Fujisawa has ordered from Vysis for purchase during the Contract Year 1995, but not to exceed eighty (80) twenty test equivalent kits will be provided; and

         (3) for the Contract Year 1997, such quantities as equivalent to 10% of the total purchase price of all reagent Products which Fujisawa has ordered for purchase from Vysis during the Contract Year 1996 will be provided.

    In addition to those, for any new reagent Exercised Products, two (2) twenty test equivalent kits per each new reagent Executed Product will be provided. Fujisawa at its discretion


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    shall select what Products will be considered the sample products under this paragraph.

    From time to time after the Contract Year 1997, Vysis agrees to favorably consider, and discuss with Fujisawa in good faith, Fujisawa's reasonable request, if any, for such free samples of reagent Products.

All taxes and duties including any income or other tax which are levied in respect to the Products in Japan shall be for the account of and paid by Fujisawa. Vysis shall invoice Fujisawa upon each shipment. Fujisawa shall pay such invoices in U.S. Dollars in the invoice, without any deductions, to the bank account Vysis directs. The obligation to make any such payments shall survive termination of this Agreement.

Fujisawa shall be responsible for obtaining all applicable exchange control approvals to make payments to Vysis hereunder.

    (b) Payment of invoices will be due thirty (30) days from date of invoice, which date shall in any event be on or after the date of shipment of the Products in question, unless otherwise agreed to by Vysis on a case-by-case basis before order acceptance. Any bank charges associated with letters of credit, letters of guarantee or bid bonds for the Products hereunder will be paid by Fujisawa.

    (c) If Fujisawa fails to make payment to Vysis when due, Vysis shall have the right to declare all other outstanding invoices immediately due and payable, and Vysis also shall have the right to cancel deliveries agreed to but not yet made. With respect to any amount not paid on or before the due date, Vysis may charge Fujisawa: (1) interest on the overdue amount for the period from the due date to the date said amount is paid, at a rate of eighteen percent (18%) per annum; and (2) for all bank charges incurred by Vysis for any returned check. This right to receive bank charges and interest on overdue amounts shall be without prejudice to the right


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of Vysis to seek collection of such amounts through judicial or other proceedings.

11.    Warranties, Liabilities and Claims

    (a) Vysis warrants that the Products sold to Fujisawa hereunder shall meet, at the time of delivery to Fujisawa, the specifications for the Products agreed upon between Vysis and Fujisawa ("Specifications") set forth in Schedule 4.

This warranty to meet Product specifications shall remain in effect for each class of Products as follows:

    (i) for optical filter Products, three (3) months from the date of delivery to Fujisawa;

    (ii) for all other instrument Products, including software, one (1) year from the date of installation (accepted by the customer following customer's inspection) at the customer site; and

    (iii) for reagent Products, until the date of expiration of the shelf life for the particular Product shown on the Product label.

Vysis agrees that all reagent Products shipped to Fujisawa shall have, beginning 1 January 1996, at least ten (10) months or 50% of remaining shelf life, whichever is greater, before the expiration date at the time of shipment, provided, however, that Fujisawa accepts that (i) all reagent products shipped to Fujisawa on or before December 31, 1995, and (ii) any reagent Exercised Product shipped to Fujisawa within one (1) year after Vysis' introduction in the U.S.A. of such reagent Exercised Product shall have at least six (6) months or 50% of remaining shelf life, whichever is greater, before the expiration date at the time of shipment.

Vysis agrees with respect to those instrumentation and/or optical filter Products (including spare parts thereof) originated by any


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third party ("Originator") whose agent or distributor thereon exists in Japan, to secure that Fujisawa and/or its customers may obtain from such agent or distributor on substantially the same terms and conditions including the maintenance services (including warranty service) as those which customers who purchase such instrumentation (including spare parts thereof) and/or optical filters can obtain directly from such Originator's agent or distributor. Vysis further agrees with respect to any defective instrumentation (including spare parts thereof) or optical filter Products other than those described above, to secure that Vysis shall, or shall cause the Originator or its agent or distributor to, make any and all necessary replacement, repairs, mending and reconditioning (except those which Fujisawa may perform by itself). Any and all costs and expenses to be incurred for such replacement, repairs, mending and reconditioning of Defective Products shall be borne by Vysis (exclusive of labor and travel costs and expenses for Fujisawa's employees) during such warranty period as referred to in (i) and (ii) above of this Paragraph, and by Fujisawa thereafter.

Vysis shall have the right at any time to change the Specifications in Schedule 4 upon thirty (30) days prior written notice to Fujisawa. In the event that Vysis changes the Specifications for a Product on which Japanese regulatory approval for Clinical Diagnostics has been obtained, Vysis agrees to continue to provide Product under the original Specifications until Koseisho approves Product under the new Specifications. Such new Specifications shall not apply to deliveries of the Products made under orders accepted by Vysis before said notice of such change of the Specifications.

VYSIS MAKES (1) NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE FOR PRODUCTS AND (2) NO WARRANTY OF RESULTS FROM CLINICAL DIAGNOSTICS TRIALS OR FROM VYSIS RESEARCH, AND ANY WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS PARAGRAPH ARE EXCLUDED.

    (b) Vysis shall not be responsible for results obtained by the


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use of the Products either alone or in combination with other materials, instruments or procedures.

    (c) If Fujisawa has found that any quantity of the Products does not meet the Specifications, Fujisawa agrees to claim such defective Products ("Defective Products") to Vysis. All claims for the Defective Products shall be made in writing within ninety (90) days from the date of delivery to Fujisawa's customers, provided, however, in the event that any defect in the Products could not have been reasonably identified by Fujisawa or its customer within the ninety (90) day period, all claims for such Defective Products shall be made in writing within thirty (30) days after Fujisawa or its customer becomes first aware of such defect, but in any event prior to the expiration date of the warranty period referred to in Paragraph (a) of this Section of these products. Failure to file a claim within said period shall constitute a waiver of Fujisawa's rights in respect of the Defective Products. Vysis shall not be liable to Fujisawa for any claims for the Defective Products if the Products have been repackaged by Fujisawa or not maintained under the storage conditions specified above. Vysis' liability for the Defective Product shall be limited to Fujisawa's option of repair or replacement of the Defective Product or refund of the price paid by Fujisawa for the Defective Product. Vysis shall reimburse Fujisawa for the expense of returning the Defective Product. In no event shall Vysis' liability to Fujisawa for Defective Product exceed the price applicable to the Product.

    (d) Upon notice from Fujisawa, Vysis agrees to negotiate with Fujisawa for changes in the Specifications which in Fujisawa's reasonable judgment are necessary to comply with applicable Japanese laws and regulations.

    (e) Neither party shall be liable to the other party for any consequential, indirect or special damages, including loss of profits, arising from this Agreement.


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12.   Vysis Trademarks and Tradenames

    (a) Fujisawa shall offer the Products for sale as goods manufactured by Vysis, and it shall offer the Products for sale only under such Vysis trademarks, trade name, and/or brand names as separately agreed upon between Vysis and Fujisawa ("Trademarks") and, if Fujisawa considers necessary or appropriate, together with Fujisawa's company name and logo. Fujisawa shall have the right to use "Vysis" and other Trademarks for Products in (i) promotional material, etc. and (2) in Product packaging, including Japanese labels for Products. Fujisawa shall not use the Trademarks as part of the Fujisawa's own trade name or trademarks or in any other manner.

    (b) Fujisawa and any of its subsidiaries, affiliates, agents of representatives shall not during the term of this Agreement or thereafter incorporate under, register, or otherwise make use of the word "Vysis" as a name, or incorporate under, register, or otherwise make use of the Trademark.

    (c) It is understood and agreed that the right to sell the Products under "Vysis" and the Trademarks does not constitute, in any manner, a direct or implied assignment of "Vysis" and the Trademarks.

    (d) Vysis shall at its expense and responsibility file, prosecute and maintain the Trademarks in Japan.

    (e) Upon the expiration or termination of this Agreement for any reason whatsoever, Fujisawa shall immediately cease using "Vysis" and the Trademarks. Fujisawa also shall return at Vysis' expense to Vysis or dispose of as Vysis indicates, all signs, decals and other promotional and advertising materials carrying "Vysis" and the Trademarks. Fujisawa shall, if so requested by Vysis, upon termination of this Agreement for any reason, promptly assign to Vysis or its designated nominee any rights Fujisawa may have

Final version 28 June 1995

acquired in "Vysis" and the Trademarks because of their use, operation of law, or otherwise.

13.   Term of Agreement/Termination

    (a) The initial term of this Agreement begins on the date first set out above, and terminates on the tenth anniversary of the beginning date described in the first sentence of this Agreement. Thereafter, this Agreement shall be renewed in five year extensions each time, unless terminated at any time during the renewal period by either party upon at least one year prior notice.

    (b) Vysis shall have the right to terminate this Agreement for cause at any time by providing written notice to Fujisawa if any of the following events occur:

       (1) Fujisawa commits a material breach of any of the terms or conditions of this Agreement.

       (2) Fujisawa goes into bankruptcy, voluntary or involuntary liquidation or winding up (other than a voluntary liquidation for the purpose of amalgamation or reorganization), comes under judicial management, enters into a settlement agreement or composition with its creditors, or takes or suffers any similar action in consequence of debt or insolvency.

       (3) Fujisawa's business, directly or indirectly, shall come under the control of persons or entities different from those having ownership or control of Fujisawa's business on the effective date of this Agreement.

       (4) Fujisawa is prevented from performing its duties hereunder due to any reason (except for such force majeure as referred to in Section 23 hereof) for sixty (60) consecutive days or for a total period of one hundred twenty
(120) days in any one period of three hundred sixty-five (365) consecutive days.

Final version 28 June 1995

    (c) Upon termination of this Agreement for any reason, neither Vysis nor Fujisawa shall be liable to the other party for any loss or damages whatsoever sustained or alleged to have been sustained by reason of such termination including, but not limited to, termination compensation, loss of profits or goodwill indemnity. However, upon termination of this Agreement for any reason, Vysis shall buy back at Fujisawa's original purchase cost instrumentation (including spare parts thereof) and optical filters in Fujisawa's inventory which are in saleable condition as mutually determined.

    (d) Fujisawa shall have the right to terminate this Agreement at any time effective upon one year prior written notice to Vysis or in the event of termination of this Agreement by Fujisawa for the same cause as provided in Paragraph (b) of this Section upon the date of notice to Vysis.

    (e) Fujisawa shall have the right to terminate this Agreement upon sixty days (60) written notice to Vysis upon:

         (i) Vysis' failure to maintain Fujisawa as its exclusive Japanese distributor of Products;

         (ii) Vysis' failure to introduce to Fujisawa new Products introduced by Vysis in the U.S., as set out in Section 5 (a) (2); or

         (iii) Vysis' failure repeatedly over a six (6) month period to provide Product within the specified delivery dates provided under purchase orders as in Section 8, except for failure excused as Force Majeure under Section 23.

If Fujisawa terminates the Agreement under  any of the conditions in Paragraphs
(i), (ii), or (iii) above, Fujisawa is relieved of its obligations to make any unpaid Marketing Payments as per Section 6.

    (f) If this Agreement is terminated for any reason, except as set out in
Section 13 (e), before Fujisawa has paid to Vysis all of the Marketing Payments set out in Section 6, Fujisawa shall pay to Vysis all of the remaining Marketing Payments in one lump sum on

Final version 28 June 1995

the date of termination.

    (g) In the event of termination of this Agreement for any reason, upon request by Fujisawa, Vysis shall, or shall cause its designated nominee to, take over any and all maintenance services on the instrumentation (including spare parts thereof) and optical filters to be required by the customers to which Fujisawa has sold the same before such termination.

14.    Japanese Patent or Trademark Infringement

    (a) Vysis warrants that to the best knowledge of Vysis, there are no issued Japanese patents and/or trademarks which would be infringed by the sale of Products in Japan. If Fujisawa or Vysis learn of the issuance for opposition purposes of a Japan patent or trademark raising infringement issues or if either party receives a claim of patent or trademark infringement in Japan for sale of Products in Japan or for export of Products to Japan, such party shall inform the other party to that effect. In such event, the parties shall cooperate to settle such patent and/or trademark infringement claim and Vysis shall indemnify and hold harmless Fujisawa, its directors, officers, employees and agents from and against any and all damages, liabilities, losses, costs, and expenses (including reasonable attorney's fees) of any kind or nature resulting from such patent and/or trademark infringement claim.

    (b) If Fujisawa or Vysis learns that a third party is infringing any of Vysis Patent Rights and/or the Trademark in Japan, such party shall inform the other party to that effect. Vysis shall have the option to institute proceedings for such infringement of Vysis Patent Rights and/or the Trademark at its expense and responsibility. In such event, Fujisawa agrees to give a reasonable assistance (excluding financial assistance) to Vysis and Fujisawa may join such proceedings with its own counsel at its own expenses and seek its own damages and other relief. If Vysis does not institute infringement proceedings against such third party within

Final version 28 June 1995

ninety (90) days after confirming that said third party appears to be infringing any of Vysis Patent Rights and/or the Trademark, Fujisawa shall be entitled at its expense to institute proceedings for the infringement of Vysis Patent Rights and/or the Trademark. Vysis shall execute any necessary documents to enable Fujisawa to take such proceedings, and shall make available all those relevant records, papers, information and witnesses which may be in its employment or possession and Vysis may join such proceedings with its own counsel at its own expense and seek its own damages and other relief. If neither party choose to join the other, any amount payable by said third party as a result of such proceedings shall belong to the party which instituted such proceedings.

15.    Independent Contractor

    Either party hereto is an independent contractor in the performance of this Agreement and is not an agent or employee of the other party. Either party hereto shall have no power or authority to pledge the other party's credit, to enter into any agreement on behalf of the other party, or to give any warranty, representation, or guarantee on behalf of the other party.

16.    Assignment

    This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party shall have the right without such consent to assign this Agreement or any part hereof to any of its Affiliates or to a successor or transferee of substantially all of its assets. Any company shall be deemed an "Affiliate" of a party if, at the relevant time during the term of this Agreement, the company directly or indirectly controls, is controlled by, or is under common control with the party. Control shall be deemed to be direct or indirect ownership of fifty percent (50%) or more of the issued voting share capital of a company. Any assignee pursuant to this Article shall have the same rights and be bound by the same obligations as the assignor.

Final version 28 June 1995

17.    Waiver

    Unless otherwise specified herein, the failure of either party to require performance of any term or condition of this Agreement or the waiver by either party of any breach of this Agreement shall not prevent a subsequent enforcement of such term or condition and will not be deemed a waiver of any subsequent breach.

18.    Language of Agreement

    The text of this Agreement and the Schedules shall be written in the English language and only the English text shall have force and effect. All notices described herein shall be in the English language.

19.    Governing Law and Dispute Resolution

    (a) The formation of this Agreement and the rights and obligations of the parties hereunder shall be exclusively governed by and exclusively construed in accordance with the laws of the State of Illinois, U.S.A., excluding any rule of law which would direct application of the law of any other jurisdiction.

    (b) The parties agree to work diligently towards resolving any dispute arising under this Agreement, including referral of the dispute to senior executives of each party for mutual discussion.

    (c) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration by a single arbitrator in accordance with the Arbitration Rules of the International Chamber of Commerce in effect at the date of any arbitration, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any such arbitration shall take place in Chicago, Illinois if requested by Fujisawa and in Osaka, Japan if requested by Vysis and shall be conducted in the English language. The parties shall agree

Final version 28 June 1995

upon the arbitrator, or failing such agreement, the arbitrator shall be named in accordance with the ICC Arbitration Rules.

20.     Confidentiality

    (a) Except as required for the performance of this Agreement, neither party shall disclose to any third party or use any confidential information received or acquired from the other party, including but not limited to, IN VITRO diagnostic applications, marketing plans and methods, product pricing, product designs, manufacturing process data, research data, inventions, trade secrets and know how. Each party shall take all reasonable steps required to keep such information strictly confidential, and shall take all necessary precautions to prevent any disclosure of any such confidential information by any of its employees or officers. Each party agrees to return any such information to the other party at any time upon the request of the other party therefor. This obligation of confidentiality shall continue throughout the term of this Agreement and for five (5) years after termination of this Agreement.

    (b) The obligations of confidentiality and limited use above shall not apply to information which (1) is or becomes available to the public through no act of the receiving party, or (2) is disclosed to the receiving party by a third party who did not obtain the information from the other party to this Agreement or (3) is independently developed by the receiving party as demonstrated in written records.

21. Notices

    All notices hereunder shall be made by facsimile or by mail to the facsimile number or mail address below:

    Vysis, Inc.
    3100 Woodcreek Drive

Final version 28 June 1995

    Downers Grove, Illinois, U.S.A.  60515
    Attention:  Vice President, Technology & Business Development
    Facsimile No.  708-271-7078

    Fujisawa Pharmaceutical Co., Ltd.
    4-7, Doshomachi 3-chome
    Chuo-ku, Osaka 541, Japan
    Attention: Executive Director,
                Medical Supplies &
                Systems Division
    Facsimile No. 81-6-206-7934
    With a copy to: Executive Director,
                     Legal Affairs Division


22.    Entirety of Agreement and Modifications

    (a) The parties represent that, in entering into this Agreement, all prior representations, discussions, or agreements between Vysis and Fujisawa relating to the subject matter hereof are canceled. This Agreement and its Schedules contain the entire understanding and agreement between the parties concerning the subject matter hereof.

    (b) This Agreement shall not be modified except by a formal written instrument signed by an authorized representative of each party.

    (c) No right or license under any patent or technical information rights is granted under this Agreement except for those as specifically provided herein.

23. Force Majeure

Except for any obligations (i) to make payment for Products actually delivered and (ii) to make the Marketing Payments specified in

Final version 28 June 1995

Section 6, neither party shall be held responsible to the other for failure to comply with its obligations hereunder if such failure is due to Force Majeure, provided that the party affected by Force Majeure has given to the other party prompt notice of the Force Majeure occurrence. Force Majeure shall mean any event beyond the control of the party claiming to be affected by such event, including, but not limited to the following events; government regulation, hostilities, terrorist acts, sabotage, riots, epidemic, quarantine, natural disaster, fire, earthquake, storm, lightning, tide, tidal wave, work stoppages, strikes, lockouts or labor disturbances.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first written above.

VYSIS, INC.                   FUJISAWA PHARMACEUTICAL CO., LTD.


/s/ John L. Bishop            /s/ A. Fujiyama
-------------------           ------------------------

John L. Bishop                By:    A. Fujiyama
President                     Title: President & CEO

Final version 28 June 1995

                                      SCHEDULE 1


Prices as of 4/15/95         VYSIS INSTRUMENTATION

----------------------------------------------------------------------------------------------------------
                                            DISTRIBUTE PRICE
INSTRUMENTS                                       (USD)                                  U.S. LIST
                                                   1-4               5 or more
                                            -------------            ----------
Vysis AKS-Registered Trademark-
  /SmartCapture-TM- System                  $88,400                  $83,200             $104,000 /system
----------------------------------------------------------------------------------------------------------

REQUIRED SERVICE INVENTORY FOR THE AKS-Registered Trademark-
/SMARTCAPTURE-TM- SYSTEM

--------------------------------------------------------------------------------
                                            DISTRIBUTOR PRICE
     DESCRIPTION        QTY REQUIRED             (USD)              U.S. LIST
Filter Wheel w/ filters      1                   $7,334              $8,294
Optical Drive                2                   $3,111              $3,808
Cohu Camera                  2                   $1,500              $1,752
SCSI Cable                   2                     $38                 $38
SCSI Daisy Chain cable       2                     $63                 $63
XLI Video card               1                   $2,200              $2,860         < - No longer required for Power PC systems
QuickCapture card            1                   $1,685              $1,875
Photometrics Camera          1                   $22,500             $25,500
Power Strip                  1                     $79                $100
Software kit                 1                   No charge
--------------------------------------------------------------------------------

REQUIRED CONSUMABLE SUPPLIES FOR THE AKS-Registered Trademark- /
SMARTCAPTURE-TM- SYSTEM

--------------------------------------------------------------------------------------------------------------------------
                                                                                         DISTRIBUTOR
     DESCRIPTION                            PART NUMBER    PACKAGE SIZE   QTY REQUIRED   PRICE (USD)    U.S. LIST PRICE
Tektronix Phaser 440 Printer Supplies
A4 210x297 mm                               016-1300-00    200 sheets          4            n/a                n/a
8.5 x 11 paper                              016-1299-00    200 sheets          4           $125              $153.00
8.5 x 11 Transparencies                     016-1296-00     50 sheets          4            n/a                n/a
4 color Ribbon                              016-1302-00    100 prints          4           $245              $300.00
Black ribbon                                016-1301-00    200 prints          4           $200              $245.00
Extra transfer tray                         436-0286-00      1 ea              2            $49              $60.00

Pinnacle Sema Optical Drive Supplies
Optical Disks 1.3GB                         30-102384                          4           $225              $260.00
--------------------------------------------------------------------------------------------------------------------------

n/a - not applicable

Final version 28 June 1995

                                      SCHEDULE 2

                             VYSIS JAPANESE PATENT RIGHTS

           U of Cal No 85-157-4*           Japan App No 2-220946
           U of Cal No 85-157-B*           Japan App No 4-72635
           U of Cal No 89-263*             Japan App No 4-117042
           U of Cal No 91-077*             Japan App 6-502450
           U of Cal No 91-155*             Japan App No 5-15833
           U of Cal No 92-005*             PCT US 93/01775
           U of Cal No 93-306-1*           PCT US 94/10869
           U of Cal No 93-310-1*           PCT US 94/10864
           U of Cal No 94-042-1*           PCT App No 95/00346
           U of Mich No 697*               PCT US 92/10429
           Amoco Case No 31,43301          PCT US 91/06811
                                           Japan App No 516984/91
           Amoco Case No 30,434            Japan App No 293252/91
           Amoco Case No 30,437            Japan App No 36765/92
           Amoco Case No 30,439            Japan App No 293264/91
           Amoco Case No 30,448            PCT US 92/07962
                                           Japan App No 501194/93
           Amoco Case No 30,456            PCT US 92/08029
                                           Japan App No 506320
           Amoco Case No 31,402            PCT US 93/01718
                                           Japan App No 515084/93
           Amoco Case No 31,489            PCT US 93/08559
           Amoco Case No 33,422            PCT US 94/11808


* Applications licensed exclusively to Vysis

Final version 28 June 1995

                                      SCHEDULE 3

                      MINIMUM CONTRACT YEAR PURCHASE OBLIGATIONS


MINIMUM PRODUCT PURCHASES - CONTRACT YEAR 1995

    TOTAL PRODUCT PURCHASES            $50,000



Fujisawa agrees to purchase during 1995 one AKS/SmartCapture System containing a microscope and one AKS/SmartCapture System without a microscope, containing components as agreed to by Fujisawa and Vysis.


MINIMUM PRODUCT PURCHASES - CONTRACT YEAR 1996

    TOTAL PRODUCT PURCHASES            $200,000

MINIMUM PRODUCT PURCHASES - CONTRACT YEAR 1997

    TOTAL PRODUCT PURCHASES            $300,000